EXECUTION COPY


                                   AGREEMENT

Agreement dated as of August 30, 2011 (this "Agreement"), by and among Lions Gate Entertainment Corp. and its subsidiaries ("Lions Gate"), 0918988 B.C. Ltd, a wholly owned subsidiary of Lions Gate ("BC 1"), 0918989 B.C. Ltd, a wholly owned subsidiary of Lions Gate ("BC 2" and together with BC 1, jointly and severally, the "Acquiror"), and Carl C. Icahn, Brett Icahn and their affiliates ("Icahn"). The parties hereby agree as follows:

1. Simultaneously with the execution and delivery of this Agreement, the Acquiror irrevocably purchases from Icahn and Icahn irrevocably sells to the Acquiror 11,040,493 common shares, no par value per share ("Shares"), of Lions Gate free and clear of all Encumbrances at $7.00 per Share in cash for aggregate cash consideration of $77,283,451.00. Lions Gate, the Acquiror and Icahn shall use best efforts to cause such transaction to settle as soon as possible, but in no event shall such transaction settle later than September 2, 2011. Lions Gate Entertainment Corp. shall take all necessary actions to cause the Acquiror to perform its obligations under this pargraph 1 in accordance with the terms hereof. Icahn shall deliver such Shares as directed by Lions Gate (via DTC book entry transfer, by delivering stock certificates or through a combination of the foregoing) immediately following confirmation of receipt of a wire transfer, to an account designated by Icahn, of the purchase price set forth above. For the avoidance of doubt, Lions Gate Entertainment Corp. shall not purchase any Shares pursuant to this paragraph 1.

2. Lions Gate, or any direct or indirect subsidiary of Lions Gate designated by Lions Gate, shall have the right, for 35 business days following the date of this Agreement, to designate one or more parties including pursuant to a registered offering (each a "Purchaser", provided that Lions Gate may not designate itself or any of its direct or indirect subsidiaries) to purchase from Icahn up to 22,080,985 Shares in the aggregate, free and clear of all Encumbrances, at $7.00 per Share in cash. Any brokerage commissions will be paid by Purchaser to a registered broker-dealer. As soon as possible following each such designation by Lions Gate or its designee but in no event later than the second business day following such designation, the applicable Purchaser shall purchase from Icahn and Icahn shall sell to such Purchaser the relevant number of Shares (not to exceed 22,080,985 Shares in the aggregate to all Purchasers collectively) at $7.00 per Share in cash. Lions Gate will not, and will not cause or assist any other Person, to obtain any payment or consideration in connection with the sale of Shares pursuant to paragraph 2, other than the payment of brokerage commissions to a registered broker-dealer.

3. The parties acknowledge and agree that the 1,236,938 Shares purchased by Icahn in February 2010 shall not be sold pursuant to this Agreement and that Icahn will not sell such Shares during the shorter of (the "Specified Period"):
(i) the 35 business day period referenced in paragraph 2; and (ii) such shorter period, if any, ending on the date that all 22,080,985 Shares referenced in paragraph 2 are sold. Lions Gate represents, warrants, covenants and agrees that: (i) Icahn shall have no obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement incurred by any Person; and
(ii) all amounts payable to Icahn hereunder (including any amounts payable to Icahn pursuant to one or more transactions contemplated by Section 2) shall be delivered to Icahn without any deductions or withholdings by any Personfor brokerage fees, commissions, underwriting discounts, taxes or otherwise.

4. The parties will cooperate to make all filings in all courts and tribunals of Canada, the United States and New York State, and will take all other actions, as are necessary to cause all currently pending litigation between or among the parties to be dismissed with prejudice as soon as possible following the settlement of the transactions contemplated by paragraph 1 above and paragraph 1 of that certain agreement dated as of the date hereof, between Icahn and Mark Rachesky and his affiliated funds (the "Settlement Time"). Lions Gate acknowledges and reasonably believes that the Claims and Expenses it is releasing and the cases it is dismissing (including the matters set forth in the last paragraph of Section 5 below) are no more valuable than those Icahn is releasing and dismissing, and Icahn acknowledges and reasonably believes that the Claims and Expenses it is releasing and the cases it is dismissing are no more valuable than those Lions Gate is releasing and dismissing (including the matters set forth in the last paragraph of Section 5 below).

5. Effective as of the Settlement Time, each party shall, and hereby does, release each of the other parties and each of their present and former officers, directors, shareholders, partners (limited or general), members, managers, investment advisors, investment managers, employees, agents, attorneys, successors and assigns from any and all liability, actions, charges, causes of action, demands, damages, or claims, of any kind or character, in any way relating to Lions Gate, any securities of Lions Gate, any disclosures made by Lions Gate or any of its affiliates, any actions, decisions, or deliberations of Lions Gate or its officers or directors or any of its affiliates, any purchase or sale of Lions Gate securities, any filing, statement, action, discussion or activity relating to or concerning Lions Gate, or any matter relating to or arising from or in connection with any investment in Lions Gate (any of the foregoing, "Claims"), including but not limited to all Claims for relief, remuneration, sums of money, accounts or expenses of any kind whatsoever, whether known or unknown, accrued or unaccrued or contingent or absolute(the foregoing,including, without limitation, attorneys' fees and costs, including any award of costs made in any proceeding in favor of any party, referred to herein as "Expenses"), which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by the releasing party by reason of any matter, fact or cause whatsoever relating to Lions Gate, any securities of Lions Gate, any disclosures made by Lions Gate or any of its affiliates, any actions, decisions, or deliberations of Lions Gate or its officers or directors or any of its affiliates, any purchase or sale of Lions Gate securities, any filing, statement, action, discussion or activity relating to or concerning Lions Gate, or any matter relating to or arising from or in connection with any investment in Lions Gate,from the beginning of time to the date of this Agreement (but, subject to paragraph 8 hereof, this paragraph 5 does not apply to any Claims arising under this Agreement). The release contemplated by this paragraph 5 is intended to be as broad as permitted by law and is intended to, and does, extinguish all Claims and Expenses of any kind whatsoever, whether in law or equity or otherwise, that are based on facts or conditions or actions that have existed or occurred at any time from the beginning of time to the date of this Agreement. It is the intention of the parties to extinguish all Claims and Expenses and, consistent with such intention, the parties waive any and all rights, to the extent permitted by law, under Section 1542 of the California Civil Code, if applicable, or any other applicable similar state law, federal law or principle of common law, which may have the effect of limiting the releases set forth in Sections 1 and 2 above. Section 1542 of the California Code provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Lions Gate will use reasonable best efforts to secure from John Kornitzer, Kornitzer Capital Management and their respective affiliates ("Kornitzer") and each director of Lions Gate named in litigation referenced in paragraph 4 (each a "Specified Director") a release in favor of Icahn in the same form as set forth in the paragraph above and which includes a corresponding release of Kornitzer or such Specified Director by Icahn. Lions Gate will, and hereby does, indemnify (and will advance expenses on behalf of) Icahn for the amount of any and all Claims or Expenses awarded to, or sought by, Kornitzer or any Specified Director, or incurred by Icahn (whether before or after the date of this Agreement) in any threatened, pending or completed claim, action, suit, arbitration or other proceeding relating to Lions Gate. Lions Gate's indemnity obligations with respect to Kornitzer or any Specified Director will cease with respect to all Claims or Expenses following the date that Kornitzer or such Specified Director provides such release to Icahn.

6. Effective as of the date hereof and ending on the last day of the Specified Period, each party hereby agrees that it shall not, directly or indirectly, make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and disparages, any of the other parties or their directors, officers, employees or affiliates, on or following the date of this Agreement with respect to any matter directly or indirectly relating to Lions Gate: (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

7. The parties will reasonably cooperate and consult with one another with respect to regulatory and other filings in connection with this Agreement and the transactions contemplated hereby. Each party shall execute such other documents and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to US and Canadian securities laws and agrees that nothing in this Agreement shall restrict the parties' ability to make such disclosures or filings.

8. Each party has conducted its own investigation with respect to the Shares, acknowledges that the other parties may be in possession of material, nonpublic information regarding Lions Gate and agrees that no other party shall have any obligation to disclose such information to such party.

9. Representations and Warranties of Icahn. Icahn hereby represents and warrants to Lions Gate that:

(a) Neither Icahn nor, if applicable, any fund, account or other Person on behalf of which it is selling, is Canadian. Icahn is not a nominee, agent, trustee, executor, administrator or other legal representative for one or more other Canadian Persons having a direct beneficial interest in the Shares. Icahn did not acquire the Shares, including from an Affiliated fund or account of Icahn, in order to sell such Shares to Lions Gate. "Canadian" shall mean any Person who is a resident of or otherwise in Canada or is, to Icahn's knowledge, shown on the books of Lions Gate as having an address in Canada. "Person" shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(b) Icahn has good, valid and marketable title to all of the Shares, free and clear of any and all Encumbrances. Icahn has the sole right to dispose or direct the disposition of the Shares. "Encumbrance" shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(c) Icahn is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in Lions Gate having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

10. Icahn will cause all Shares as to which Icahn has voting rights to be present at the annual general meeting of shareholders to be held September 13, 2011, or any adjournment or postponement thereof (provided that Icahn shall have no obligations under this Section 10 after October 1, 2011) and will abstain from voting in the election of directors and may vote his shares or abstain from voting in his discretion on any other matter before such meeting. For the avoidance of doubt, Icahn agrees not to propose any business to such meeting.

11. Each party agrees that, in the event that any of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other parties would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, each party agrees that, in the event of a breach or threatened breach of this Agreement by any party, the other parties shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement's terms and provisions. Each party also agrees that any such equitable relief may be sought without the obligation of posting any bond or surety. This Agreement shall be governed by the laws of the State of New York and applicable federal United States laws. Each party agrees to submit to personal and exclusive jurisdiction of the courts located in New York County, New York.

LIONS  GATE  ENTERTAINMENT  CORP.

By:  ________________________________         __________________________________
      Name:                                   CARL C. ICAHN, individually and on
      Title:                                  behalf of his affiliated  funds

                                              __________________________________
                                              BRETT ICAHN, individually  and  on
                                              behalf  of  his  affiliated  funds



                                              0918988  B.C.  Ltd

                                              By:  _____________________________
                                                    Name:
                                                    Title:


                                              0918989  B.C.  Ltd

                                              By:  _____________________________
                                                    Name:
                                                    Title: